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                                                            HOLDING EXHIBIT 21.2



         The following is a list of subsidiaries of 3333 Holding Corporation, wholly-owned unless otherwise stated. This list of subsidiaries includes all of the significant subsidiaries of 3333 Holding Corporation as of June 9, 1999.


                                                                                JURISDICTION OF
ENTITY NAME                                                                     ORGANIZATION
-----------                                                                     ---------------
3333 Development Corporation                                                    Nevada
CDC General Partner, Inc.                                                       Nevada
Centex Multi-Family Company                                                     Nevada
  d/b/a Centex Multi-Family Development Company
Centex Multi-Family II Joint Venture  (50%)                                     Texas